Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

StrikeForce Technologies, Inc.

Edison, New Jersey

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated April 16, 2012, relating to the balance sheets of StrikeForce Technologies, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

June 8, 2012